Exhibit 99.1

February 7, 2018

Echo Global Logistics Reports Record Fourth Quarter Revenue, Up 34.6% Year over Year
CHICAGO, Feb. 7, 2018 (GLOBE NEWSWIRE) -- Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation management services, today reported financial results for the quarter and full year ended December 31, 2017.
“This was an exciting quarter for Echo, as it marked our fastest organic revenue growth since 2010, while at the same time sequentially improving our gross margins. We make significant investments in our technology and people, and I am proud to see them pay off in this dynamic freight environment,” said Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer of Echo. “Echo’s deep carrier relationships and consistent access to capacity make us a broker of choice for shippers, and this is reflected in our recent results. We believe we are well positioned to continue our strong growth and market share gains again in 2018.”

Fourth Quarter 2017 Highlights

•	Revenue increased 34.6% to $547.7 million from the fourth quarter of 2016

•	Truckload ("TL") (includes Partial TL) revenue increased 38.2% and less than truckload ("LTL") revenue increased 29.7% from the fourth quarter of 2016

•	Net revenue(1) increased 34.2% to $96.2 million from the fourth quarter of 2016

•	Net income was $13.3 million in the fourth quarter of 2017, compared to net loss of $3.0 million in the fourth quarter of 2016

•	Income tax benefit of $8.9 million was recognized in the fourth quarter of 2017 as a result of the Tax Cuts and Jobs Act ("TCJA")

•	Fully diluted EPS increased to $0.48 in the fourth quarter of 2017; non-GAAP fully diluted EPS(1) increased to $0.33 in the fourth quarter of 2017

•	Non-GAAP EBITDA(1) grew 130.5% to $21.0 million, compared to $9.1 million in the fourth quarter of 2016

Full Year 2017 Highlights

•	Revenue increased 13.2% to $1.9 billion from 2016

•	TL revenue increased 13.9% and LTL revenue increased 15.1% from 2016

•	Net revenue(1) increased 6.4% to $339.0 million from 2016

•	Net income increased to $12.6 million from $1.6 million in 2016

•	Fully diluted EPS increased to $0.45 in 2017; non-GAAP fully diluted EPS(1) increased to $0.86 in 2017

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(1) Represents a non-GAAP financial measure. For the definition and discussion of each non-GAAP financial measure, see "Non-GAAP Financial Measures." For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see the "Reconciliation of Non-GAAP Financial Measures" section of this Press Release.

Exhibit 99.1

Summarized financial results and select operating metrics follow:

	Three months ended December 31,			Year ended December 31,
	2017	2016	% change	2017	2016	% change
Dollars in millions, except per share data	(unaudited)			(unaudited)
Transactional revenue	$433.2	$328.8	31.8%	$1,538.8	$1,395.9	10.2%
Managed transportation revenue	114.5	78.1	46.6%	404.3	320.3	26.2%
Revenue	547.7	406.9	34.6%	1,943.1	1,716.2	13.2%

Transportation costs	451.5	335.1	34.7%	1,604.0	1,397.6	14.8%
Net revenue (1)	96.2	71.7	34.2%	339.0	318.6	6.4%

Commission expense	29.5	21.7	35.9%	103.1	95.6	7.8%
Change in contingent consideration	0.4	(0.0)	NM	1.0	(0.1)	NM
Stock compensation expense	1.9	2.0	(3.4)%	9.0	13.1	(31.3)%
Other selling, general and administrative	45.7	40.9	11.8%	174.1	162.2	7.4%
Selling, general and administrative expense	77.5	64.5	20.1%	287.2	270.8	6.1%

Depreciation	5.1	4.6	10.9%	18.5	16.3	13.2%
Amortization	3.5	3.9	(9.5)%	14.2	15.8	(9.9)%
Depreciation and amortization	8.6	8.5	1.4%	32.7	32.1	1.8%

Income (Loss) from operations	10.1	(1.3)	889.3%	19.1	15.6	22.3%

Cash interest expense	1.7	1.7	0.6%	6.7	6.6	0.9%
Non-cash interest expense	2.1	1.9	5.9%	8.1	7.6	5.9%
Interest expense, net	3.8	3.6	3.5%	14.7	14.2	3.6%
Income (Loss) before provision for income taxes	6.4	(4.9)	229.6%	4.3	1.4	214.4%
Income tax benefit	(7.0)	(2.0)	257.4%	(8.3)	(0.2)	3,917.1%
Net income (loss)	$13.3	$(3.0)	550.1%	$12.6	$1.6	694.1%

Fully diluted earnings (loss) per share	$0.48	$(0.10)	560.1%	$0.45	$0.05	730.3%
Diluted shares (1) (2)	27.6	28.2		28.0	29.3

(1) See the "Reconciliation of Non-GAAP Financial Measures" and "Non-GAAP Financial Measures" sections of this press release.
(2) For the three months ended December 31, 2016, 481,273 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS for this period was 28,728,837.

Exhibit 99.1

	Three months ended December 31,				Year ended December 31,
Reconciliation of Non-GAAP Financial Measures	2017	2016	% change		2017	2016	% change
Dollars in millions, except per share data	(unaudited)				(unaudited)
Revenue	$547.7	$406.9	34.6%		$1,943.1	$1,716.2	13.2%
Transportation costs	451.5	335.1	34.7%		1,604.0	1,397.6	14.8%
Net revenue (1)	$96.2	$71.7	34.2%		$339.0	$318.6	6.4%

Net income (loss)	$13.3	$(3.0)	550.1%		$12.6	$1.6	694.1%
Change in contingent consideration	0.4	(0.0)	NM		1.0	(0.1)	NM
Depreciation	5.1	4.6	10.9%		18.5	16.3	13.2%
Amortization	3.5	3.9	(9.5)%		14.2	15.8	(9.9)%
Non-cash interest expense	2.1	1.9	5.9%		8.1	7.6	5.9%
Stock compensation expense	1.9	2.0	(3.4)%		9.0	13.1	(31.3)%
Cash interest expense	1.7	1.7	0.6%		6.7	6.6	0.9%
Remeasurement of net deferred tax liability resulting from the TCJA	(8.9)	—	NM		(8.9)	—	NM
Income tax expense (benefit)	2.0	(2.0)	200.8%		0.7	(0.2)	425.9%
Non-GAAP EBITDA (1)	$21.0	$9.1	130.5%		$61.8	$60.8	1.7%

Fully diluted earnings (loss) per share	$0.48	$(0.10)	560.1%		$0.45	$0.05	730.3%
Change in contingent consideration	0.01	(0.00)	NM		0.04	(0.00)	NM
Amortization	0.13	0.14	(5.9)%		0.51	0.54	(5.8)%
Non-cash interest expense	0.07	0.07	10.1%		0.29	0.26	10.8%
Stock compensation expense	0.07	0.07	0.4%		0.32	0.45	(28.2)%
Remeasurement of net deferred tax liability resulting from the TCJA	(0.32)	—	NM		(0.32)	—	NM
Tax effect of adjustments	(0.12)	(0.10)	(12.8)%		(0.43)	(0.47)	8.7%
Non-GAAP fully diluted EPS (1)(2)	$0.33	$0.07	400.1%		$0.86	$0.83	3.3%

Operating Metrics
Net revenue margin	17.6%	17.6%	(6)	bps	17.4%	18.6%	(111)	bps
Total employees	2,453	2,350	4.4%		2,453	2,350	4.4%
Sales employees and agents	1,641	1,611	1.9%		1,641	1,611	1.9%
Truckload (TL) revenue %	69.4%	67.6%	179	bps	68.1%	67.6%	41	bps
Less than truckload (LTL) revenue %	25.8%	26.8%	(97)	bps	26.8%	26.4%	43	bps
Intermodal revenue %	3.1%	3.9%	(83)	bps	3.5%	4.3%	(79)	bps

(1) See the "Non-GAAP Financial Measures" section of this Press Release for the definition and a discussion of each Non-GAAP financial measure.
(2) For the three months ended December 31, 2016, 481,273 incremental shares related to stock-based awards were not included in the computation of diluted loss per share because of the net loss during the period. Diluted shares used in the reconciliation of non-GAAP fully diluted EPS for this period was 28,728,837.

2018 Full Year and First Quarter Guidance
“We expect full year 2018 revenue to be in the range of $2.1 billion to $2.3 billion," said Kyle Sauers, Chief Financial Officer of Echo. "We also expect first quarter revenue to be between $510 million and $550 million."

Exhibit 99.1

Conference Call
A conference call, with accompanying presentation slides, will be broadcast live on February 7, 2018 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Doug Waggoner, Chairman of the Board of Directors and Chief Executive Officer; Dave Menzel, President and Chief Operating Officer; and Kyle Sauers, Chief Financial Officer, will host the call. To participate in the call, dial 877-303-6235 (toll free) or 631-291-4837 (toll) and reference "Echo Global Logistics." To listen to a live webcast of the call, visit the Echo website at http://ir.echo.com. A replay of the webcast will be available for one year following the live webcast in the Investor Relations section of the Echo website. To listen to an audio replay, call 855-859-2056 (toll free) or 404-537-3406 (toll) and enter conference ID 8591426. The audio replay will be available through February 14, 2018.

Non-GAAP Financial Measures
This release includes the following financial measures defined as "Non-GAAP financial measures" by the Securities and Exchange Commission (the "SEC"): Net revenue, Non-GAAP EBITDA and Non-GAAP fully diluted EPS. Net revenue is calculated as revenue less transportation costs. Non-GAAP EBITDA is defined as net income (loss) excluding the effects of changes in contingent consideration, depreciation, amortization, stock compensation expense, cash and non-cash interest expense, interest income, remeasurement of the net deferred tax liability resulting from the TCJA and income taxes. Non-GAAP fully diluted EPS is defined as fully diluted earnings (loss) per share excluding changes in contingent consideration, amortization, non-cash interest expense, stock compensation expense, remeasurement of the net deferred tax liability resulting from the TCJA and the tax effect of these adjustments. We believe such measures provide useful information to investors because they provide information about the financial performance of the Company's ongoing business.
Net revenue, Non-GAAP EBITDA and Non-GAAP fully diluted EPS are used by management in its financial and operational decision-making and evaluation of overall operating performance. These measures may be different from similar measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of each non-GAAP financial measure to the nearest comparable GAAP financial measure, see "Reconciliation of Non-GAAP Financial Measures" included in this release.

Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. All forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016.

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Revenue	$547,717,714	$406,852,800	$1,943,086,192	$1,716,152,159

Costs and expenses:
Transportation costs	451,489,146	335,145,220	1,604,045,563	1,397,577,664
Selling, general and administrative expenses	77,507,909	64,524,296	287,227,430	270,826,387
Depreciation and amortization	8,588,968	8,466,881	32,727,727	32,137,592
Income (Loss) from operations	10,131,691	(1,283,597)	19,085,472	15,610,516
Interest expense, net	(3,759,652)	(3,634,142)	(14,735,738)	(14,226,796)
Income (Loss) before provision for income taxes	6,372,039	(4,917,739)	4,349,734	1,383,720
Income tax benefit	6,976,917	1,951,987	8,273,495	205,958
Net income (loss)	$13,348,956	$(2,965,752)	$12,623,229	$1,589,678

Basic earnings (loss) per share	$0.49	$(0.10)	$0.46	$0.06
Diluted earnings (loss) per share	$0.48	$(0.10)	$0.45	$0.05

Echo Global Logistics, Inc.
Condensed Consolidated Balance Sheets

	December 31, 2017	December 31, 2016
	(unaudited)
Cash and cash equivalents	$23,514,818	$16,646,089
Accounts receivable, net of allowance for doubtful accounts	309,733,156	231,430,645
Other current assets	15,052,760	20,224,140
Total noncurrent assets	489,777,904	498,467,042
Total assets	$838,078,638	$766,767,916

Accounts payable	$193,749,003	$135,386,424
Other current liabilities	40,579,034	32,554,271
Convertible notes, net	210,918,935	203,564,011
Other noncurrent liabilities	33,959,730	37,113,480
Stockholders’ equity	358,871,936	358,149,730
Total liabilities and stockholders’ equity	$838,078,638	$766,767,916

Exhibit 99.1

Echo Global Logistics, Inc.
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016
	(unaudited)
Net cash provided by operating activities	$48,715,680	$59,735,765
Net cash used in investing activities	(20,729,462)	(46,887,769)
Net cash used in financing activities	(21,117,489)	(52,724,101)
Increase (Decrease) in cash and cash equivalents	6,868,729	(39,876,105)
Cash and cash equivalents, beginning of period	16,646,089	56,522,194
Cash and cash equivalents, end of period	$23,514,818	$16,646,089

About Echo Global Logistics
Echo Global Logistics, Inc. (NASDAQ: ECHO) is a leading provider of technology-enabled transportation and supply chain management services. Headquartered in Chicago with more than 30 offices around the country, Echo offers freight brokerage and Managed Transportation solutions for all major modes, including truckload, partial truckload, LTL, intermodal and expedited. Echo maintains a proprietary, web-based technology platform that compiles and analyzes data from its network of over 40,000 transportation providers to serve clients across a wide range of industries and simplify the critical tasks involved in transportation management. For more information on Echo Global Logistics, visit: www.echo.com.
ECHO: Earnings
INVESTOR RELATIONS CONTACTS:
Kyle Sauers
Chief Financial Officer
Echo Global Logistics
312-784-7695

Zach Jecklin
VP of Strategy
Echo Global Logistics
312-784-2046

MEDIA RELATIONS:
Christopher Clemmensen
SVP of Marketing
Echo Global Logistics
312-784-2132